Exhibit 10.7

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT, dated as of July 12, 2018 is between IGM Biosciences, Inc., a Delaware corporation (the “Company”) and Daniel S. Chen, M.D., Ph.D. (“Executive”). In consideration of the mutual covenants contained herein, the parties agree as follows:

1. Employment; Term of Employment. The Company hereby employs Executive effective as of August 1, 2018 (the “Effective Date”), and Executive hereby accepts such employment with the Company, upon all the terms and conditions set forth below. The term of Executive’s employment under this Agreement shall continue from the Effective Date until terminated in accordance with this Agreement (the “Employment Term”).

The Company and Executive acknowledge that Executive’s employment is at will and can be terminated by either party at any time upon written notice, with or without Cause (as defined below).

2. Duties.

(a) Position. The Company shall employ Executive in the position of Chief Medical Officer and may assign other reasonable duties consistent with such position from time to time.

(b) Duties and Responsibilities. Executive shall devote 100% of his full professional efforts and time to the Company. As Chief Medical Officer, Executive’s principal duties will include helping to manage all clinical development efforts of the Company and participating fully in all of the Company’s undertakings related to clinical development, whether internally or externally focused. Executive is expected to participate fully and collaboratively as a senior member of the management team of the Company, including internal and external execution and strategy, investor and public relations and the full range of duties and responsibilities expected of the senior managers of the Company. Executive is expected to be flexible, participatory and collaborative, as projects, efforts and responsibilities will evolve in scope and nature. Executive will report to the Chief Executive Officer of the Company. Notwithstanding the foregoing, nothing in this Agreement shall prevent Executive from serving on the boards of directors of any for-profit businesses or non-profit organizations or serving in various other capacities in community, civic, religious or charitable organizations or trade associations or leagues, provided that such participation does not, individually or in the aggregate, materially interfere with the performance by Executive of his duties hereunder, and provided further that in the case of service on the board of a for-profit business, such service has been approved by the Chief Executive Officer of the Company (which approval will not be unreasonably withheld). Executive may make passive investments of less than five percent (5%) of the publicly traded securities of any company listed on a national securities exchange or publicly traded on any nationally recognized over-the-counter market provided that such investments are not made on the basis of non-public information concerning the Company and are not otherwise inconsistent with Executive’s fiduciary obligations to the Company.

3. Compensation.

(a) Base Salary. The Company shall pay Executive salary at the annualized rate of US$500,000, less payroll deductions and required withholdings (“Base Salary”). Base Salary shall be paid semi-monthly in accordance with normal Company payroll practices. The Company shall review Executive’s Base Salary on an annual basis to determine in its sole discretion whether an upward adjustment to such compensation is warranted. Any upward adjustment to Base Salary shall be considered the new Base Salary for purposes of this Agreement.

(b) Equity Grant. The Company will, as soon as practicable after the Effective Date and the pending elimination of the Company’s current holding company (but within sixty (60) days of Executive’s commencement of employment under any circumstances), issue to Executive 770,000 shares of Common Stock without cash purchase consideration (the “Sign-On Shares”). Subject to a forthcoming 409A valuation which shall be provided to Executive as soon as completed by the Company, the Company anticipates that the price per share associated with the Sign-On Shares shall be approximately $.21 per share. In the event that the 409A valuation results in a price per share for the Sign-On Shares that exceeds $.35 per share, the Company will provide Executive with a one-time cash payment that will mitigate the excess tax burden associated with the price per share differential as to the Sign-On Shares. If Executive voluntarily terminates his employment for any reason other than Good Reason (as defined in Section 4(c) below) or if the Company terminates his employment for Cause (as defined below) on or before the first anniversary of the Effective Date, all of the Sign-On Shares will be automatically forfeited by Executive without consideration. If Executive voluntarily terminates his employment for any reason other than Good Reason or if the Company terminates his employment for Cause after the first anniversary of the Effective Date but on or before the second anniversary of the Effective Date, one half (385,000) of the Sign-On Shares will be automatically forfeited by Executive without consideration. “Cause” shall mean (i) any act of personal dishonesty taken by the Executive in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of the Executive; (ii) the Executive being convicted of a felony; or (iii) a willful and deliberate act by the Executive which constitutes gross misconduct and which is injurious to the Company. The Sign-On Shares will be subject to customary documentation providing, among other things, for an escrow of the shares that remain subject to forfeiture and a right of first refusal in favor of the Company until an initial public offering. Executive will be responsible for payment of all applicable taxes on the issuance of the Sign-On Shares. The Company shall have the right to require Executive, through payroll withholding, cash payment or otherwise, to make adequate and prompt provision for the federal and state taxes, if any, required by law to be withheld by the Company with respect to the issuance of the Sign-On Shares. The Company shall have no obligation to deliver Sign-On Shares or to release Sign-On Shares from escrow until the Company’s tax withholding obligations have been satisfied by Executive.

(c) Option Grant. The Company will, as soon as practicable after the Effective Date and the pending elimination of the Company’s current holding company (but within sixty (60) days of Executive’s commencement of employment under any circumstances), grant Executive a stock option (the “Option”) under the Company’s equity compensation plan to purchase a number of shares of the Company’s Common Stock equal to approximately three percent of the then outstanding fully-diluted shares at an exercise price equal to the fair market value of the Common Stock on the date of grant of the Option. Subject to a forthcoming 409A valuation which shall be provided to Executive as soon as completed by the Company, the Company anticipates that the price per share associated with the Option will be approximately $.21 per share. The form of the Option agreement will be substantially in the form attached hereto as Exhibit A. The Option will become exercisable (or “vest”) as to twenty-five percent (25%) of the shares on the first anniversary of the Effective Date, provided that Executive’s service with the Company has not terminated prior to such anniversary date. No shares shall vest before such date, and no rights to any vesting shall be earned or accrued prior to such date. The remaining shares shall vest and become exercisable over the following 36 months in equal monthly installments for each month of Executive’s continuous service with the Company. In the event that the Company terminates Executive’s employment without Cause or Executive terminates his employment for Good Reason, an additional number of the unvested shares subject to the Option equal to the number of shares that would have vested over the following twelve (12) months shall become vested and immediately exercisable.

The Option will be subject to documentation including the Company’s customary terms, including a right of first refusal in favor of the Company until an initial public offering. Executive also may be given the opportunity to receive additional equity compensation from the Company in such amounts and on such terms as determined in the sole discretion of the Board. The Option will accelerate in full upon a “Change in Control” (as defined below). “Change in Control” means the occurrence of any of the following: (i) the liquidation or dissolution of the Company, or (ii) an Ownership Change Event (as defined below) or a series of related Ownership Change Events (collectively, a “Transaction”) in which the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the Company or, in the case of an Ownership Change Event described in clause (iii) of the definition of “Ownership Change Event” below, the entity to which the assets of the Company were transferred (the “Transferee”), as the case may be. For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company or the Transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities. The Board shall have the right to determine whether multiple sales or exchanges of the voting securities of the Company or multiple Ownership Change Events are related, and its good faith determination shall be final, binding and conclusive. “Ownership Change Event” means the occurrence of any of the following with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; or (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company.

(d) Employee Benefits. Executive shall be eligible to participate in any employee benefits plans and executive compensation programs maintained by the Company applicable to similarly situated executives of the Company, including health and disability insurance and vacation. Such eligibility shall be subject in each case to the generally applicable terms and conditions of the plan or program in question and to the determination of any committee administering such plan or program.

(e) Vacation, Holidays and Sick Leave. During the Employment Term, Executive shall be entitled to four (4) weeks paid vacation each year and shall be entitled to paid holidays and sick leave in accordance with the Company’s standard policies for its senior executive officers.

(f) Business Expenses. Executive shall be reimbursed for all reasonable and necessary business expenses incurred by him in connection with his employment, including, without limitation, expenses for travel and entertainment incurred in conducting or promoting business for the Company in accordance with the Company’s normal expense reimbursement policies.

4. Severance Benefits. If the Company or Executive terminates Executive’s employment at any time, then Executive shall be entitled to receive severance benefits as follows:

(a) Resignation without Good Reason; Termination for Cause. If Executive’s employment terminates by reason of his voluntary resignation without Good Reason, or if Executive is terminated for Cause, then Executive shall not be entitled to receive severance or other benefits.

(b) Termination without Cause. If the Company terminates Executive’s employment without Cause, Executive shall be entitled to receive severance pay, in an amount equal to a certain number of months of Base Salary (determined as of the date of termination) set forth in this Section, plus an additional gross amount of $2,000 for each month of Base Salary, less payroll deductions and required withholdings (“Severance Pay”), subject to Executive executing and delivering to the Company, and not revoking, a release as provided below. Any amount payable shall be paid in equal semi-monthly installments during the period having a duration specified this section below (herein the “Severance Period”), according to normal Company payroll practices, commencing with the first payroll period beginning on or after the thirtieth (30th) day following the date of termination. In the event that the termination without Cause occurs during the first year of employment, the Severance Pay and Severance Period shall be equal to twelve (12) months. In the event that the termination without Cause occurs in the second year of employment, the Severance Pay and Severance Period shall be reduced by a period of one month for every month of continued employment in such year to a maximum reduction of six (6) months. For the avoidance of doubt, if the Company terminates Executive’s employment in the fourteenth month of employment, the Severance Pay and Severance Period shall be ten (10) months. If the Company terminates Executive’s employment in the nineteenth month of employment or thereafter, the Severance Pay and Severance Period shall be six (6) months.

Executive agrees, as a condition to receipt of any payments provided for in this Section 4(b) (i.e., payments that the Company is not otherwise required by law to pay to Executive), that not later than twenty-one (21) days after the effective date of termination Executive will execute and will not thereafter revoke a general release in the form attached hereto as Exhibit B, releasing any and all claims Executive may have arising out of Executive’s employment (other than enforcement of this Section 4(b)).

(c) Resignation for Good Reason. If Executive resigns for Good Reason as defined in this Section, Executive shall be entitled to receive Severance Pay, in an amount equal to a certain number of months of Base Salary (determined as of the date of termination) set forth in this Section, plus an additional gross amount of $2,000 for each month of Base Salary, less payroll deductions and required withholdings, subject to Executive executing and delivering to the Company, and not revoking, a release as provided below. Any amount payable shall be paid in equal semi-monthly installments during the Severance Period having a duration specified below in this section, according to normal Company payroll practices, commencing with the first payroll period beginning on or after the thirtieth (30th) day following the date of termination. In the event that the resignation for Good Reason occurs during the first year of employment, the Severance Pay and Severance Period shall be equal to twelve (12) months. In the event that the resignation for Good Reason occurs in the second year of employment, the Severance Pay and Severance Period shall be reduced by a period of one month for every month of continued employment in such year to a maximum reduction of six (6) months. For the avoidance of doubt, if Executive resigns for Good Reason in the fourteenth month of employment, the Severance Pay and Severance Period shall be ten (10) months. If Executive resigns for Good Reason in the nineteenth month of employment or thereafter, the Severance Pay and Severance Period shall be six (6) months.

For purposes of this Agreement, “Good Reason” shall mean one or more of the following conditions communicated in writing to the Company: (A) change in Executive’s reporting line to anyone other than the Chief Executive Officer or a material change in Executive’s duties and responsibilities that is not commensurate with his position with the Company; (B) change in the business location of the Company such that it would increase Executive’s commute by more than twenty (20) miles each way from his current residence; (C) failure to pay Executive any compensation or benefits when due or any reduction of five percent (5%) or more in the level of compensation or benefits; (D) any directive given to Executive in conflict with his professional medical obligations or otherwise in violation of law or regulation; and/or (E) any other material breach of the Company’s obligations to Executive under the terms and conditions of this Agreement. For Good Reason to be effective, Executive must provide written notice of the condition giving rise to Good Reason to the Chief Executive Officer and Chairman of the Board of the Company within ten (10) days after the condition arises and allow the Company thirty (30) days to cure the condition, the Company must fail to cure the condition within such thirty (30) day period, and unless otherwise agreed in writing Executive must resign from all positions with the Company not later than thirty (30) days after the end of the Company’s cure period.

Executive agrees, as a condition to receipt of any payments provided for in this Section 4(c) (i.e., payments that the Company is not otherwise required by law to pay to Executive), that not later than twenty-one (21) days after the effective date of termination Executive will execute and will not thereafter revoke a general release in the form attached hereto as Exhibit B, releasing any and all claims Executive may have arising out of Executive’s employment (other than enforcement of this Section 4(c)).

5. Non-Assignability. Neither this Agreement nor any right or interest hereunder shall be assignable by Executive, his beneficiaries, or legal representatives without the Company’s prior written consent; provided, however, that nothing in this subparagraph shall preclude (i) Executive from designating a beneficiary to receive any benefit payable hereunder upon his death, or (ii) the executors, administrators, or other legal representatives of Executive or his estate from assigning any rights hereunder to the person or persons entitled thereunto.

6. Confidentiality; Assignment of Inventions. Executive shall be subject to all terms set out in the Company’s standard form employee confidentiality and assignment of inventions agreement to be executed concurrently herewith. Executive further agrees not to disclose the terms of this Agreement without the express approval of the Company, except as required by applicable law.

7. Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets may assume the obligations under this Agreement and agree to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7 or which becomes bound by the terms of this Agreement by operation of law.

8. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, successors, legal representatives and assigns.

9. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and either delivered in person or sent by first class certified or registered mail, postage prepaid, if to the Company at the Company’s principal place of business, and if to Executive, at his home address most recently filed with the Company, or to such other address as either party shall have designated in writing to the other party hereto.

10. Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

11. Severability. If any provision of this Agreement shall be determined to be invalid, illegal or unenforceable in whole or in part, neither the validity of the remaining part of such provision nor the validity of any other provision of this Agreement shall in any way be affected thereby.

12. Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition.

13. Entire Agreement; Modifications. This Agreement, together with the release referenced in Section 4 and the confidentiality and assignment of inventions agreement referenced in Section 6, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, oral and written between the parties hereto with respect to the subject matter hereof. This Agreement may be modified or amended only by an instrument in writing signed by both parties.

14. Arbitration.

(a) All disputes relating to Executive’s employment with the Company or the termination of Executive’s employment with the Company will be subject to and be resolved by binding arbitration pursuant to California law, including California Code of Civil Procedure Sections 1280 through 1294.2, and specifically including Section 1283.05. Executive understands that this agreement to arbitrate also applies to any disputes that the Company may have with Executive. Unless specifically prohibited by applicable California law, all disputes subject to arbitration must be brought in the party’s individual capacity, and not as a plaintiff or class member in any class, collective or representative action. EXECUTIVE AGREES TO WAIVE AND HEREBY DOES WAIVE ANY RIGHT TO TRIAL BY JURY, INCLUDING FOR ANY STATUTORY CLAIMS UNDER STATE AND FEDERAL LAW, SPECIFICALLY INCLUDING (BUT NOT LIMITED TO) CLAIMS UNDER TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE OLDER WORKERS BENEFIT PROTECTION ACT, THE FAMILY AND MEDICAL LEAVE ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, THE CALIFORNIA FAMILY RIGHTS ACT, THE CALIFORNIA LABOR CODE, CLAIMS OF SEXUAL OR OTHER UNLAWFUL HARASSMENT OR DISCRIMINATION, WRONGFUL TERMINATION, ANY OTHER STATUTORY CLAIMS, AND ANY CLAIMS FOR BREACH OF CONTRACT, TORT, OR ANY OTHER BASES IN FEDERAL, STATE, LOCAL, OR COMMON LAW.

(b) The arbitration will be administered by Judicial Arbitration and Mediation Services (“JAMS”) and a single neutral arbitrator will be selected in a manner consistent with its Employment Arbitration Rules and Procedures (the “Rules”). The arbitration shall take place in Santa Clara County, California and the arbitrator shall conduct and administer the arbitration in a manner consistent with the Rules, and with California law, including the power to conduct adequate discovery, decide any motions brought by any party, and to award any remedies available under applicable law. The arbitrator shall award to the prevailing party its reasonable attorneys’ fees incurred and costs, unless prohibited by applicable law. The arbitrator shall issue a binding written award that sets forth the essential findings and conclusions on which the award is based. The Company will pay all fees charged by the arbitrator and by JAMS, regardless of the party initiating the arbitration. The full text of the Rules is available here: https://www.jamsadr.com/rules-employment-arbitration/.

(c) Arbitration shall be the sole, exclusive and final method for resolving any disputes between the Company and Executive. Accordingly, neither the Company nor Executive will be permitted to pursue an action in court regarding claims that are subject to arbitration. However, nothing in this Agreement will prohibit either party from seeking provisional relief, including an injunction or other available provisional relief. The parties agree that no bond or other security will be required when seeking such provisional relief. If either party seeks such relief from a court, the prevailing party shall be entitled to recover allowable costs and reasonable attorneys’ fees incurred with respect to such application.

(d) This Agreement does not prohibit Executive from filing a charge or complaint with the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, or any other federal, state or local government agency or commission (individually, “Government Agency,” or collectively, “Government Agencies”) or from communicating with any Government Agencies or otherwise participating in any investigation or proceeding that may be conducted by any Government Agency. This Agreement does, however, prohibit Executive from pursuing a court action regarding any such charge or complaint.

15. Employment and Income Taxes; Advice; Eligibility. All payments made pursuant to this Agreement will be subject to withholding of employment taxes. The Executive is responsible for understanding the tax consequences of this Agreement and is not relying on the Company or its representatives for tax advice. As required by law, Executive’s employment with the Company is also contingent upon Executive providing legal proof of his identity and authorization to work in the United States.

16. Section 409(A). This Agreement as well as payments and benefits under this Agreement are intended to be exempt from, or to the extent subject thereto, to comply with Section 409A of the Code (“Section 409A”), and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in accordance therewith. Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A until Executive has incurred a “separation from service” from the Company within the meaning of Section 409A. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid an accelerated or additional tax under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Executive’s separation from service shall instead be paid on the first business day after the date that is six months following Executive’s separation from service (or, if earlier, Executive’s date of death). To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to Executive shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to Executive) during one year may not affect amounts reimbursable or provided in any subsequent year. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment.

17. Indemnification. With respect to Executive’s acts or failures to act during the Employment Term in Executive’s capacity as a manager or officer of the Company, Executive shall be entitled to liability insurance coverage on the same basis as other managers and officers of the Company.

IN WITNESS WHEREOF the Company and Executive have duly executed and delivered this Agreement as of the day and year first above written.

IGM BIOSCIENCES, INC., a Delaware corporation

By	/s/ Fred M. Schwarzer
Fred M. Schwarzer, Chief Executive Officer

EXECUTIVE

/s/ Daniel S. Chen
DANIEL S. CHEN, M.D., Ph.D.

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